EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 7/23/25 to 9/4/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/22/2025	Sell	5,458	9.54
8/11/2025	Sell	3,402	9.72
8/13/2025	Sell	29,982	9.72
8/14/2025	Sell	3,250	9.71
8/18/2025	Sell	7,392	9.65
8/19/2025	Sell	5,000	9.63
8/22/2025	Sell	21,513	9.62
8/25/2025	Sell	10,901	9.62
9/3/2025	Sell	24,126	9.68
9/4/2025	Sell	22,464	9.67